INDEMNIFICATION AGREEMENT

(EMPLOYEES' PENSION PLAN)

AGREEMENT, made this March 1, 2002, by and between Jerry Kieliszak (hereinafter referred to as "Trustee"), and Chyron Corporation, a New York corporation with its principal offices at 5 Hub Drive, Melville, New York 11747.

WHEREAS, the Trustee has agreed to provide his service to the Chyron Corp. Employee's Pension Plan, (the "Plan") provided that Chyron Corporation (the "Company") agrees to indemnify and hold it harmless for certain actions or inactions as Trustee; and

WHEREAS, the Company has agreed to indemnify and hold harmless the Trustee for certain actions or inactions as Trustee.

NOW, THEREFORE, the parties agree as follows:

1. To the maximum extent permitted by the Employee Retirement Income Security Act of 1974 and by other applicable Federal or state law, the Trustee shall not be liable for (either jointly or severally), and the Company shall indemnify the Trustee against, and agree to hold the Trustee harmless from, any and all liabilities and claims (including reasonable attorney's fees and expenses in defending against such liabilities and claims) against the Trustee arising from any action or inaction of the Trustee with respect to the Plan, unless such liability or expense results from grossly negligent or willful acts of commission or omission by the Trustee. The foregoing indemnification also shall apply to all liabilities and claims against the Trustee arising from any breach of fiduciary responsibility by fiduciaries other than Trustee, unless the Trustee participates knowingly in such breach, or has actual knowledge of such breach and fails to take reasonable remedial action to remedy such breach. The Trustee shall be entitled to collect on the Company's indemnity under this Agreement only from the Company and shall not be entitled to payment directly or indirectly from the Plan.

2. The Trustee shall give the Company prompt written notice of any asserted or potential claim by any party with respect to which the Trustee reasonably expects to assert a claim for indemnification. The Company shall have the right to defend and control the nature of any action or defense to any such claim or demand which may be asserted against the Trustee for which the Trustee reasonably expects to assert a claim for indemnification.

IN WITNESS WHEREOF, the parties hereto have set their hands and executed this Agreement, effective March 1, 2002.

CHYRON CORPORATION

By:	/s/ Robert S. Matlin
Name: Robert S. Matlin, Esq.
Title: Secretary

/s/ Jerry Kieliszak
Name: Jerry Kieliszak